UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 2, 2007

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2007, the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc. (“TETRA” or the “Company”), at the request of Geoffrey M. Hertel, President & Chief Executive Officer, decreased Mr. Hertel’s annual salary by 50%, or from $500,000 to $250,000 annually. The reduction was effective beginning October 27, 2007. Mr. Hertel has voluntarily requested the reduction in his salary in order to reinforce to TETRA’s employees the importance of certain cost cutting initiatives adopted by the Company in response to its 2007 earnings shortfalls. There is no arrangement between Mr. Hertel and the Company obligating the Company to repay the foregone portion of the salary at any point in the future. Mr. Hertel’s salary may be increased in the future only by action of the Management and Compensation Committee of the Board of Directors, or by the Board of Directors as a whole.

There is no written employment contract between the Company and Mr. Hertel which guarantees Mr. Hertel’s term of employment, salary or other incentives, all of which are entirely at the discretion of the Board of Directors. Mr. Hertel previously entered into an agreement with the Company, in a form substantially similar to that executed by all employees of the Company, which evidences the at-will nature of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Bass C. Wallace, Jr.

Bass C. Wallace, Jr.

General Counsel & Secretary

Date: November 6, 2007